EXHIBIT 99.1

AMN Healthcare Services, Inc. Announces $250 Million Share Repurchase Program

DALLAS, June 15, 2022 - The Board of Directors (the “Board”) of AMN Healthcare Services, Inc. (NYSE: AMN, the “Company”) authorized an additional $250 million under the Company’s repurchase program for the company’s common stock (the “Increased Company Repurchase Program”).

The Company has repurchased 6.76 million shares of common stock at an average price of $77.44 per share excluding broker’s fees, resulting in an aggregate purchase price of $523.5 million, under the Share Repurchase Program since first authorized in 2016. Since the beginning of the second quarter, the Company has repurchased 1.88 million shares at an average price of $92.65 for $173.8 million. The total remaining dollar value of common stock that may be repurchased under the Increased Company Repurchase Program is approximately $326.3 million.

The Increased Company Repurchase Program does not require the purchase of any minimum number of shares, does not have an expiration date, and may be suspended or discontinued at any time. The amount and timing of the purchases will depend on a number of factors including the price of the Company’s shares, trading volume, Company performance, Company liquidity, general economic and market conditions and other factors that the Company’s management believes are relevant.

Repurchases may be made from cash on hand, free cash flow generated from the Company’s business or from the Company’s credit facilities. Repurchases may also be made pursuant to one or more plans established pursuant to Rule 10b5-1 under the Exchange Act, which would permit shares to be repurchased when the Company might otherwise be precluded from doing so under insider trading restrictions.

About AMN Healthcare
AMN Healthcare is the leader and innovator in total talent solutions for healthcare organizations across the nation. The Company provides access to the most comprehensive network of quality healthcare professionals through its innovative recruitment strategies and breadth of career opportunities. With insights and expertise, AMN Healthcare helps providers optimize their workforce to successfully reduce complexity, increase efficiency and improve patient outcomes. AMN total talent solutions include managed services programs, clinical and interim healthcare leaders, temporary staffing, executive search solutions, vendor management systems, recruitment process outsourcing, predictive modeling, language interpretation services, revenue cycle solutions, credentialing and other services. Clients include acute-care hospitals, community health centers and clinics, physician practice groups, retail and urgent care centers, home health facilities, schools and many other healthcare settings. AMN Healthcare is committed to fostering and maintaining a diverse team that reflects the communities we serve. Our commitment to the inclusion of many different backgrounds, experiences and perspectives enables our innovation and leadership in the healthcare services industry. For more information about AMN Healthcare, visit www.amnhealthcare.com

Investor Contact
Randle Reece
Director, Investor Relations
AMN Healthcare
(866) 861-3229
investorrelations@amnhealthcare.com